Exhibit (a)(9)

AB CORPORATE SHARES

AMENDMENT NO. 8 TO

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

The undersigned, being at least a majority of the duly elected and qualified Trustees of AB Corporate Shares, a business trust organized under the laws of The Commonwealth of Massachusetts pursuant to an Agreement and Declaration of Trust dated January 26, 2004, as amended, do hereby amend Article III, Section 6 of the Agreement and Declaration of Trust by striking out the first sentence thereof and inserting in lieu thereof the following:

Section 6 Without limiting the authority of the Trustees set forth in Section 5, inter alia, to establish and designate any further Series or classes or to modify the rights and preferences of any Series or classes, each of the following Series and classes shall be, and is hereby, established and designated: AB Corporate Income Shares, AB Municipal Income Shares, AB Taxable Multi-Sector Income Shares, AB Tax-Aware Real Return Income Shares, AB International Focus Shares, AB Impact Municipal Income Shares and AB Income Shares.

This instrument may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one instrument, and shall become effective as of the time it is filed with the Secretary of State of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the undersigned have signed this amendment as of the date set forth below.

/s/ Michael J. Downey	Date: May 3, 2018
Michael J. Downey

/s/ William H. Foulk, Jr.	Date: May 3, 2018
William H. Foulk, Jr.

/s/ Nancy P. Jacklin	Date: May 3, 2018
Nancy P. Jacklin

/s/ Robert M. Keith	Date: May 3, 2018
Robert M. Keith

/s/ Carol C. McMullen	Date: May 3, 2018
Carol C. McMullen

/s/ Garry L. Moody	Date: May 3, 2018
Garry L. Moody

/s/ Marshall C. Turner, Jr.	Date: May 3, 2018
Marshall C. Turner, Jr.

/s/ Earl D. Weiner	Date: May 3, 2018
Earl D. Weiner

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